Exhibit 5.1

Sally A. Kay

T: +1 650 843 5582

skay@cooley.com

October 2, 2014

Portola Pharmaceuticals, Inc.

270 E. Grand Avenue

South San Francisco, California 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Portola Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of up to 7,130,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) (including up to 930,000 shares that may be sold pursuant to the exercise of an option to purchase additional shares granted to the underwriters (the “Option Shares”)), pursuant to the Registration Statement on Form S-3 (Registration Statement No. 333-199094), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on October 1, 2014 (the “Registration Statement”), and the related prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). All of the Shares are to be issued and sold by the Company as described in the Registration Statement and Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware, as amended.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the Option Shares, when sold and issued as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Portola Pharmaceuticals, Inc.

Page Two

We consent to the reference to our firm under the caption “Legal matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

/s/ Sally A. Kay
Sally A. Kay

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM